AMENDMENT TWO
                                     TO THE
                            SCOTTISH RE GROUP LIMITED
                     2004 EQUITY INCENTIVE COMPENSATION PLAN

     The Board of Directors of Scottish Re Group Limited has amended the 2004 Equity Incentive Compensation Plan (the "Plan") as follows:


1. Paragraph 2 of the Plan is amended by replacing subparagraph (b) with the following:

          "Award" means a Stock Option, Restricted Share, or Restricted Share Unit.


2. Paragraph 2 of the Plan is further amended to add the following definition in alphabetical order and all subparagraph numbering is appropriately updated:

          "Restricted Share Unit" means a contractual right awarded pursuant to Paragraph 7 of this Plan to receive an Ordinary Share (or its value in cash) that is forfeitable by the Participant until the completion of a specified period of future service, the achievement of pre-established performance objectives or until otherwise determined by the Committee.


3. Paragraph 3 of the Plan is amended by replacing the first paragraph with the following:

          Shares Available Under Plan. Subject to adjustment as provided in Paragraph 9 of this Plan, the Ordinary Shares which may be issued under the Plan shall not exceed in the aggregate 1,750,000 shares, of which 1,000,000 may be granted in the form of Restricted Shares or Restricted Share Units and 750,000 may be issued pursuant to Stock Options. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.


4. Paragraph 3 of the Plan, subparagraph (a), is amended in its entirety to read as follows:

          Any Ordinary Shares which are subject to Awards under this Plan that are terminated unexercised, forfeited or surrendered or that expire for any reason (including, but not limited to, Ordinary Shares tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan) shall again be available for issuance under this Plan; provided that Ordinary Shares related to any such terminated, unexercised, forfeited, surrendered or expired Award may only be used in respect of Awards of the same type (i.e., shares related to forfeited Stock Options may be used to grant new Stock Options, forfeited Restricted Shares or Restricted Share Units may be used to grant new Restricted Shares or Restricted Share Units). As required by


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     the New York Stock Exchange listing standards, the portion of the foregoing provision that results in already issued Ordinary Shares being added back to the maximum number of Ordinary Shares when a Participant satisfies the Option Price by delivery of Ordinary Shares or when Ordinary Shares are withheld to satisfy a tax withholding obligation with respect to Restricted Shares or Restricted Share Units shall only be operative for a period of ten years from the most recent date the Plan was approved by the Company's shareholders in a manner satisfying the New York Stock Exchange listing standards.


5.   Paragraph 4 is amended in its entirety as follows:

          Individual Limitations on Awards. Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided in Paragraph 9 of this Plan, no individual Participant shall be granted under this Plan
     (a) Stock Options for more than 250,000 Ordinary Shares, or (b) Restricted Shares or Restricted Share Units for more than 150,000 Ordinary Shares.


6.   Paragraph 7 is hereby amended in its entirety as follows:

          Restricted Shares and Restricted Share Units. The Committee may from time to time authorize grants to any Participant of Restricted Shares and Restricted Stock Units upon such terms and conditions as the Committee may determine in accordance with the provisions set forth below.

          (a) Each grant shall specify the number of Ordinary Shares to which it pertains, subject to the limitations set forth in Paragraphs 3 and 4 of this Plan.

          (b) Each grant shall specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any performance or other conditions to be satisfied before the restrictions on the Restricted Shares or Restricted Share Units (or installments thereof) shall lapse; provided that, for Awards where the restrictions lapse based solely on continued service, the restriction period shall be at least three years. Any grant may provide for the earlier lapse of restrictions in the event of a Change in Control of the Company or in the event of any other similar transaction or event. Notwithstanding the generality of the foregoing, with respect to at least 750,000 of the 1,000,000 Restricted Shares and Restricted Share Units that may be granted under the Plan and at least three-fourths (3/4) of any Restricted Share or Restricted Share Unit grant made to a Participant, the lapse of restrictions shall be contingent upon satisfaction of performance goals established by the Committee.

          (c) Restricted Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. The Committee shall require that any stock certificates evidencing any Restricted Shares be held in the custody of the Secretary of the Company and/or bear a legend until the restrictions lapse, and that, as a condition of any Restricted Share Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the


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     Ordinary Shares covered by such Award. As a condition to grant, if required by applicable law or otherwise determined by the Committee, Participants may be required to pay a minimum purchase price.

          (d) Restricted Share Units represent a contractual right to receive the economic equivalent of an award of Restricted Shares. At the discretion of the Committee, Restricted Share Units may be settled in Ordinary Shares or the cash value of Ordinary Shares. No Ordinary Shares will be issued at the time an award of Restricted Share Units is made.

          (e) Unless otherwise determined by the Committee and except as provided in (f) below, Participants holding Restricted Shares may exercise full voting rights and other rights as a shareholder with respect to those shares prior to the lapse of restrictions. Participants holding Restricted Share Units shall not have any rights as a shareholder prior to the actual issuance of Ordinary Shares.

          (f) Unless otherwise determined by the Committee, Participants holding Restricted Shares or Restricted Share Units shall be entitled to receive, if and when distributed to the Company's shareholders generally, all dividends and other distributions paid with respect to those shares.

          (g) Each grant shall be evidenced by an Award Agreement.

          (h) To the extent the Restricted Shares or Restricted Share Units are designated as "performance-based compensation" under Section 162(m) of the Code, they shall be subject to the restrictions set forth in Paragraph 8 of this Plan.


7.   Paragraph 8 of the Plan is amended in its entirety to read as follows:

          Qualified Performance-Based Awards. The Committee may designate whether any Award of Restricted Shares or Restricted Share Units granted to an employee is intended to qualify as "performance-based compensation," within the meaning of Section 162(m) of the Code.

          (a) The vesting of any Award of Restricted Shares or Restricted Share Units designated as intended to be performance-based compensation shall be, to the extent required by Section 162(m) of the Code, conditional upon the achievement of one or more of the following performance measures: total shareholder return, operating earnings, net earnings, return on equity, return on assets, return on capital, return on investment, gross income, net income, operating income, market share, combined ratio, level of expenses, sales, book value per share growth and/or revenue. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. Performance goals (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion, including in


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     absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the Committee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring events or items, and the cumulative effects of accounting changes.

          (b) Awards of Restricted Shares or Restricted Share Units to a "covered employee" that are intended to be performance-based compensation under Section 162(m) of the Code shall also be subject to the following:

               (i) No later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall establish, in writing, (A) the target number of Restricted Shares or Restricted Share Units (B) the performance period and the performance goal or goals applicable to the performance period and (C) the formula that determines the number of Restricted Shares or Restricted Share Units that will vest upon satisfaction of such performance goal(s) over the performance period.

               (ii) Following the completion of each performance period, the Committee shall certify in writing the extent to which the applicable performance goals have been achieved and the number of Restricted Shares or Restricted Share Units, if any, that will vest for such performance period.

               (iii) In determining the number of Restricted Shares or Restricted Share Units that will vest for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.



     All provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment.



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